Exhibit 99.1

For immediate release	June 28, 2024

Crown Crafts Announces Financial Results for Fourth Quarter and Full Year Fiscal 2024

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) (the “Company”) today reported results for the fourth quarter and fiscal year 2024, which ended March 31, 2024.

Fourth Quarter Summary

●	Net sales of $22.6 million, compared to $21.6 million in the prior-year quarter

●	Gross margin of 23.2% versus 21.9% in the fourth quarter of fiscal 2023

●	Net income of $1.0 million, or $0.10 per diluted share

●	Declared quarterly dividend of $0.08 per share of Series A common stock

Fiscal Year 2024 Summary

●	Net sales of $87.6 million, compared to $75.1 million in fiscal 2023

●	Gross margin of 26.2% versus 26.4% in the prior year

●	Net income of $4.9 million, or $0.48 per diluted share

“Fiscal 2024 was a transitional year for our company, as we focused on the integration of Manhattan Toy and continued to proactively manage our business to address the ongoing effects of the inflationary environment and its negative impact on consumers’ discretionary spending,” said Olivia Elliott, President and Chief Executive Officer. “We are very encouraged by the progress with Manhattan Toy’s product development and will continue to leverage our cross-selling opportunities across our brands. Overall, we continue to operate profitably with a strong balance sheet, and will continue to position our company to capitalize when the macroeconomic environment becomes more favorable and deliver long-term returns for our shareholders.”

Fourth Quarter Fiscal 2024 Results

Net sales for the fourth quarter of fiscal 2024 were $22.6 million, compared to $21.6 million in the prior-year quarter. Gross profit as a percentage of net sales was 23.2% versus 21.9% in the fourth quarter of 2023. Marketing and administrative expenses were $3.9 million, relatively unchanged from a year ago. Net income was $1.0 million, or $0.10 per diluted share, compared to $828,000, or $0.08 per diluted share in the prior-year quarter.

Fiscal Year 2024 Results

Net sales for fiscal 2024 were $87.6 million compared to $75.1 million in fiscal 2023. Gross profit as a percentage of net sales was 26.2% versus 26.4% in the prior year. Marketing and administrative expenses were $16.1 million compared to $12.7 million a year ago. Net income was $4.9 million, or $0.48 per diluted share, compared to $5.7 million, or $0.56 per diluted share in fiscal 2023.

Quarterly Cash Dividend

On May 14, 2024, the Board of Directors declared a quarterly cash dividend on the Company’s Series A common stock of $0.08 per share, which will be paid on July 5, 2024 to stockholders of record at the close of business on June 14, 2024.

Conference Call

The Company will host a teleconference today at 8:00 a.m. Central Daylight Time to discuss the Company’s results, during which interested individuals will be given the opportunity to ask appropriate questions. To join the teleconference, dial (844) 861-5504 and ask to join the Crown Crafts call. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website. A telephone replay of the teleconference will be available one hour after the end of the call through 4:00 p.m. Central Daylight Time on September 28, 2024. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations and enter replay access code 2162656.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products. Founded in 1957, Crown Crafts is one of America’s largest producers of infant bedding, toddler bedding, bibs, toys and disposable products. The Company operates through its wholly owned subsidiaries, Sassy Baby, Inc and NoJo Baby & Kids, Inc., which market a variety of infant, toddler and juvenile products under Company-owned trademarks, as well as licensed collections and exclusive private label programs. Sales are made directly to retailers such as mass merchants, large chain stores and juvenile specialty stores. For more information, visit the Company’s website at www.crowncrafts.com.

Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the Company’s ability to successfully integrate newly acquired businesses, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:	Investor Relations:

Craig J. Demarest	Three Part Advisors
Vice President and Chief Financial Officer	Steven Hooser, Partner, or
(225) 647-9118	John Beisler, Senior Vice President
cdemarest@crowncrafts.com	(817) 310-8776

CROWN CRAFTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

SELECTED FINANCIAL DATA

In thousands, except percentages and per share data

	(Unaudited)
	Three-Month Periods Ended		Fiscal Years Ended
	March 31, 2024	April 2, 2023	March 31, 2024	April 2, 2023
Net sales	$22,579	$21,613	$87,632	$75,053
Gross profit	5,228	4,723	23,000	19,828
Gross profit percentage	23.2%	21.9%	26.2%	26.4%
Marketing and administrative expenses	3,916	3,764	16,105	12,655
Income from operations	1,312	959	6,895	7,173
Income before income tax expense	1,156	1,047	6,228	7,426
Income tax expense	152	219	1,334	1,776
Net income	1,004	828	4,894	5,650
Basic and diluted earnings per share	$0.10	$0.08	$0.48	$0.56

Weighted Average Shares Outstanding:
Basic	10,245	10,121	10,210	10,102
Diluted	10,253	10,136	10,214	10,120

CONSOLIDATED BALANCE SHEETS

SELECTED FINANCIAL DATA

In thousands

	March 31, 2024	April 2, 2023
Cash and cash equivalents	$829	$1,742
Accounts receivable, net of allowances	22,403	22,808
Inventories	29,709	34,211
Total current assets	54,824	60,375
Operating lease right of use assets	14,949	17,305
Finite-lived intangible assets - net	2,872	3,473
Goodwill	7,926	7,912
Total assets	$82,706	$90,972

Operating lease liabilities, current	3,587	2,427
Total current liabilities	10,461	13,057
Long-term debt	8,112	12,674
Operating lease liabilities, noncurrent	12,138	14,889

Shareholders’ equity	51,601	49,214
Total liabilities and shareholders’ equity	$82,706	$90,972